Exhibit 10.90

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made this 26th day of September, 2019 (the “Effective Date”), by and between Respirent Pharmaceuticals Co. Ltd., a Chinese company having an address of 5-190, Yunham Drive, High-Tech Industrial Park, Shuitu, Beibei District, Chongqing 400714 China (“Supplier”), and LANNETT COMPANY, INC., a Delaware corporation having an address of 9000 State Road, Philadelphia, PA 19136 and its Affiliates (“Lannett”). Lannett and Supplier are separately referred to as “Party” or jointly as “Parties.”

BACKGROUND

WHEREAS, Supplier is engaged in the business of developing, manufacturing and supplying various pharmaceutical Products; and

WHEREAS, Lannett desires to purchase certain of those Products from Supplier for purposes of marketing and distributing those Products, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.DEFINITIONS.
1.1.“Additional Distribution Fee” has the meaning set forth in Section 3.7.
1.2.“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject who is administered a Product, but which does not necessarily have a causal relationship with the treatment for which a Product is used. An “Adverse Event” can include any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of a Product, whether or not related to a Product. A pre-existing condition that worsened in severity after administration of a Product would be considered an “Adverse Event”.
1.3.“Affiliate(s)” of a Party means any other person or legal entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Party. For the purpose of this definition, “control” when used with respect to a specified person or legal entity means the power to direct the management and policies of such person or legal entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Lannett Company, Inc. Distribution Agreement

1.4.“Agreement” has the meaning set forth in the Preamble of this Agreement.
1.5.“ANDA” means an Abbreviated New Drug Application (including any amendments, submissions and supplements thereto) as defined in Section 505(j) of the FD&C Act.
1.6.“Applicable Laws” means all applicable statutes, ordinances, regulations, codes, rules, or orders of any kind whatsoever of any governmental authority in the Territory, including the FD&C Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Prescription Drug Marketing Act, the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act (31 U.S.C. §3729-3733), the Code, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, the AMA guidelines on gifts to physicians, as well as any state laws impacting the promotion of pharmaceutical products, including any state anti-kickback/fraud and abuse related laws, all as amended from time to time.
1.7.“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the State of Delaware or China are required or authorized to close.
1.8.“Commercial Launch” means with respect to each dosage strength of the Product, the first sale of such dosage strength of the Product by Lannett, or a Lannett Affiliate, to an unaffiliated third party for end use or consumption after the FDA has approved the ANDA for such dosage strength of the Product.
1.9.“Competitor(s)”means any third party selling a generic, authorized generic or brand at generic price levels of the same molecule, strength and dosage form.
1.10.“Confidential Information” means all Intellectual Property Rights and confidential facts relating to the business and affairs of a Party or any of its Affiliates, including financial information, business opportunities, information relating to pharmaceutical products of any nature whatsoever, know-how, and compilations of information in any form whatsoever; provided, however, that “Confidential Information” shall not include any information that (a) was already in the public domain at the time of disclosure; (b) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; (c) was already lawfully known to the receiving Party, other than under an obligation of confidentiality to the disclosing Party, at the time of the disclosure by the other Party, as shown by documentary evidence; (d) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party as shown by pre-existing proof; or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality to which a third party was subject, by a third party who had no obligation to the disclosing Party not to disclose such information to others, as shown by independent proof.
1.11.“Cost of Goods Sold” means the fully burdened cost of manufacturing a Product, which consists of the direct and indirect costs associated with acquiring the materials, the manufacturing, testing and analysis of the finished dosage of a Product, quality control,

Lannett Company, Inc. Distribution Agreement

quality assurance, idle and stability costs, warehousing costs before shipment,  labeling, and packaging, labor (including benefits), depreciation and overhead, shipping to port of US entry under CIP, all determined in accordance with GAAP.
1.12. “Distribution Fee” has the meaning set forth in Section 3.7.
1.13.“FDA” means the United States Food and Drug Administration or any successor agency which issues a Regulatory Approval for the marketing of a Product in the United States.
1.14.“FD&C Act” has the meaning set forth in Section 11.1.
1.15.“Forecast” has the meaning set forth in Section 5.1.
1.16.“Gross Profits” means an amount equal to (i) the Net Sales of a Product, minus the sum of (ii) the Cost of Goods Sold, and (iii) shipping costs from port of US entry to Lannett’s Place of Delivery.
1.17.“Initial Distribution Fee” has the meaning set forth in Section 3.7.
1.18.“Intellectual Property Rights” means all patents, copyrights, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registrations for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brandmarks, brand names, trade dress, labels, logos, know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, Third-Party licenses, and any similar type of proprietary Intellectual Property Right vesting in the owner and/or licensee thereof pursuant to the Applicable Laws of any relevant jurisdiction or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.
1.19.“Loss(es)” means any and all losses, costs, damages, interests, fees or expenses, including but not limited to all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs.
1.20.“Minimum Safety Stock Level” has the meaning set forth in Section 5.8.
1.21.“Net Profit” means an amount equal to the Gross Profit of a Product, minus the Sales, Marketing and Distribution Allowance.
1.22.“Net Profit Split” has the meaning set forth in Section 3.8.
1.23. “Net Sales” means the aggregate gross sales proceeds billed for a Product by Lannett minus:

Lannett Company, Inc. Distribution Agreement

(a)	Any service and administrative fees charged to Lannett by third parties related to the Product, such as contract administration fees, analytic fees, and redistribution fees;
(b)	Any and all promotional allowances, including, but not limited to, credits, chargebacks, rebates to government agencies or retailers, and quantity and cash discounts, and other usual and customary discounts to customers;
(c)	Amounts refunded, repaid or credited to wholesalers and retailers for rejections, returns, recall of goods, shelf stock adjustments or retroactive price reductions;
(d)	Customary cash prompt pay discounts all calculated in accordance with GAAP; and
(e)	Any sales, excise, turnover, inventory, value-added, and similar taxes and duties assessed on applicable sales.

1.24.“Place of Delivery” means delivery at Lannett’s warehouse located at 1101 “C” Avenue West, Seymour, IN 47274.
1.25.“Product” has the meaning set forth in Section 2.1.
1.26.“Purchase Order” has the meaning set forth in Section 5.2.
1.27.“Quality Agreement” means the agreement related to quality assurance and control, by and between Supplier and Lannett, as further detailed in Section 7.4 hereof.
1.28.“Regulatory Approval” means all approvals or authorizations granted by the FDA for the marketing of a Product in the Territory.
1.29. “Regulatory Requirements” means all applicable Regulatory Approvals, licenses, registrations, GMPs, and authorizations and all other requirements of the FDA in relation to Product, including each of the foregoing which is necessary for, or otherwise governs, the manufacture, marketing, packaging and testing of Product in the Territory.
1.30.“Safety Data Exchange Agreement (SDEA)” means the agreement related to safety reporting, by and between Supplier and Lannett, as further detained in Section 7.3 hereof.
1.31.Sales, Marketing and Distribution Allowance” has the meaning set forth in Section 9.1.
1.32.“Territory” means the United States of America, and its territories and possessions.
1.33.“Upfront Payment” has the meaning set forth in Section 3.7.
2.APPOINTMENT; COMMITMENT BY SUPPLIER.

Lannett Company, Inc. Distribution Agreement

2.1.Appointment. Supplier hereby appoints Lannett as the authorized exclusive distributor of record in the Territory for the products set forth on Exhibit A (“Product”). Exhibit A may be amended by Supplier from time to time, upon mutual agreement of Lannett, and upon the terms set forth herein. Lannett may exercise its rights and obligations hereunder itself or through its Affiliates, local companies and wholesalers.

During the Term of this Agreement, neither Party will develop or commercialize any other Fluticasone Propionate – Salmeterol Xinafoate Powder Inhaler formulations which would be an AB rated product to Advair Diskus in the Territory.

If requested, during the Term of the Agreement Lannett shall provide long term office space to Supplier within Lannett’s offices for two (2) or three (3) people at no cost. Additional office space, as needed, can be negotiated as a pass through cost.

2.2.Sales to Lannett. Supplier will sell and supply Product to Lannett for distribution in the Territory during the Term (as defined in Section 16.1), on the terms and conditions set forth in this Agreement, as it may be amended as provided herein. Supplier shall be responsible for the purchase of adequate supplies of all materials, including, without limitation, raw materials, in accordance with the ANDA for the Product, and other filings with FDA for the Product, as necessary to supply finished Product to Lannett in accordance with Applicable Laws.
2.3.Scope of Agreement. This Agreement will serve as the master agreement between the Parties and, as such, sets forth all of the terms and conditions concerning, and will apply to all purchases by Lannett of Product during the Term. The terms and conditions of this Agreement will apply to all purchase orders issued hereunder. In no event will any terms or conditions included on any purchase order, invoice or acknowledgement thereof or any other document, whether paper, electronic or otherwise, relating thereto, apply to the relationship between the Parties under this Agreement, unless such terms are expressly agreed to by the Parties in writing. If there is a conflict between the terms of any purchase order or other document and this Agreement, the terms of such purchase order or other document will control, but only if it has been signed by both Parties and solely to the extent of the conflict. Otherwise, this Agreement will control. The Parties further agree that no course of dealing between the Parties will in any way modify, change or supersede the terms and conditions of this Agreement.
3.PRODUCT PRICES; PAYMENTS.
3.1.Prices. Prices payable by Lannett for Product during the Term of this Agreement (“Pricing”) will be set forth on Exhibit A, as agreed upon by Lannett and based upon [***]. All sums will be expressed in and payable in U.S. Dollars and all prices are exclusive of VAT or other taxes. Failure to comply with the provisions of this Section 3.1 will be a material breach of this Agreement.
3.2.Pricing Modifications. Supplier shall use commercially reasonable efforts to reduce its manufacturing expenses for the Product. At either Party’s written request, the Parties will discuss in good faith the revision of the Pricing (and any subsequently agreed prices) to take into account adverse market conditions resulting in unsatisfactory returns for

Lannett Company, Inc. Distribution Agreement

Lannett or changes in the manufacturing costs for the Products. The revised Pricing shall be laid down in writing and inserted as an amended Exhibit A to this Agreement. Confirmed orders are excluded from Pricing negotiations. [***]
3.3.Date of Price. Supplier agrees to accept Purchase Orders at the prices in effect on the day the order is confirmed in writting. Under no circumstances will a Purchase Order be cancelled by Supplier or Lannett without mutual agreement.
3.4.Last Buy. Upon early termination, Lannett shall be entitled to buy up to six (6) months’ supply to address failure to supply provisions.
3.5.Modification of Orders. Purchase Orders may be modified upon mutual agreement up to four (4) weeks prior to the earliest delivery date applicable to such Purchase Order.
3.6.Payment Terms. Unless otherwise set forth in this Agreement, Supplier will offer Lannett payment terms of net [***] days; provided, however, that Lannett will not be obligated to pay any disputed amounts until such dispute has been resolved. Payment terms for new Product introductions will be [***] on the first two Purchase Orders submitted by Lannett within [***] days after the date on which the new Product is available to be ordered by Lannett.
3.7.Distribution Fee.

(a) Within five (5) business days after Lannett’s receipt of a fully executed copy of this Agreement, Lannett shall pay to Supplier the sum of [***] (the “Upfront Payment”).

(b) Within five (5) business days after Lannett’s receipt of the next successful BE study report, Lannett shall pay to Supplier the sum of [***].

(b) Upon FDA filing acceptance of the Product, Lannett shall pay to Supplier the sum of [***] (the “Initial Distribution Fee”).

(c) Upon FDA approval of the Product, Lannett shall pay to Supplier the sum of [***] (the “Additional Distribution Fee” and together with the Upfront Payment and the Initial Distribution Fee, the “Distribution Fee”).

3.8.Net Profit Split.
(a)During the Term, Lannett shall pay to Supplier an amount equal to either (i) [***] OR (ii) [***] (“Net Profit Split”).  In no case shall the Net Profit Split for any calendar quarter be negative; provided, however in the event of a loss in any calendar quarter, the amount of that loss shall be carried forward to subsequent calendar quarters until the amount of such loss has been fully absorbed. In the event that Net Profits for calendar quarter are negative, Lannett shall carry over the Net Profit Split multiplied by the value by which the Net Profits are negative in such calendar quarter and deduct this amount from the calculation of Net Sales for the following calendar quarter. If Net Profits are negative in [***] or more consecutive calendar quarters, Lannett shall invoice Supplier the Net Profit Split multiplied by the value by which the

Lannett Company, Inc. Distribution Agreement

Net Profits are negative for the previous calendar quarter and carry over the Net Profit Split multiplied by the value by which Net Profits are negative for the current calendar quarter.  For the avoidance of doubt, if Net Profits are negative in subsequent calendar quarters, the amounts will be similarly carried over or reimbursed as per the terms set forth in this Section 3.8 until Net Profits are positive. Reimbursement of negative Net Profits owed by Supplier in this Section 3.8 shall be payable to Lannett within forty-five (45) days after receipt of an invoice from Lannett. [***].
(b)An example of the calculation of the sharing of Net Profits pursuant to this Section 3.8, for illustration purposes only, follows:

[***]

(c)An example of the calculation of Negative Net Profits pursuant to this Section 3.8, for illustration purposes only is:

[***]

3.9.Reporting and Payment. Not later than thirty (30) days after the end of each calendar quarter, through and including the calendar quarter in which all rebate and chargeback amounts on Product sold during the Term are finally reconciled, Lannett shall deliver to Supplier a written report that specifies the Cost of Goods Sold, shipping costs from Supplier to Lannett’s Place of Delivery, the Net Sales and the Sales, Marketing and Distribution Allowance that were used to calculate the Net Profit with respect to such calendar quarter, as well as the Net Profit calculation pay to Supplier the amount owed with respect to such calendar quarter.
4.SUPPLIER OBLIGATIONS.
4.1.Government Reporting. Supplier shall provide Lannett with necessary information to the extent of supporting Lannett’s government reporting obligations.
4.2.Supplier Code of Conduct. Supplier will at all times comply with, and cause all of its subcontractors and suppliers to comply with, the Supplier Code of Conduct on Lannett’s website at https://www.lannett.com/supplier-code-of-conduct, as the same may be amended from time to time at Lannett’s discretion.
4.3.Authorized Distributor Status. Within ten (10) business days after the execution of this Agreement, Supplier will deliver to Lannett a letter designating Lannett as an Authorized Distributor of Record.
5.FORECASTS AND ORDERS; DELIVERY.
5.1.Forecast. Lannett shall provide Supplier with a quarterly rolling forecast of its estimated purchase requirements for the next twelve (12) months with the first six (6) months of such forecast being binding on Lannett. It is understood that the remaining six (6) months of said forecasts shall not be binding on Lannett and shall be provided to Supplier for planning purposes only. Supplier shall use commercially reasonable efforts to fully meet

Lannett Company, Inc. Distribution Agreement

Lannett’s sales request above Lannett’s requirement forecast of Product for the applicable period. Lannett’s minimum purchase requirement shall be [***] (the “Minimum Purchase Requirement”). If in any twenty-four (24) month period, Lannett does not meet the Minimum Purchase Requirement, or over any twelve (12) month period does not meet fifty percent (50%) of the Minimum Purchase Requirement, Supplier may terminate with six (6) months’ written notice.
5.2.Purchase Orders. Lannett will order Product by placing a firm purchase order with Supplier at least four (4) months in advance of the proposed shipping date (“Purchase Order”). Lannett will have the right to place orders for Product up through the last day of the Term of this Agreement. Supplier will fill all orders even though Product may be shipped and paid for after this Agreement has expired or terminated. Purchase Orders shall include the shipping instructions in accordance with Exhibit B hereto. All Purchase Orders shall be in writing and shall include:
-	the proposed quantity of the Products to be purchased;
-	the proposed shipping date;
-	any other information dictated by this Agreement or the circumstances of the order; and
-	a description of the Products being ordered
5.3. Confirmation of Purchase Order. Supplier shall, within five (5) Business Days of receipt of a Purchase Order, confirm in writing whether a given Purchase Order has been accepted. If such notification is not received by Lannett within five (5) Business Days of receipt of such Purchase Order, the Purchase Order shall be deemed accepted. Supplier shall be required to accept all Purchase Orders which are provided to Supplier in accordance with the terms and conditions of this Agreement. All accepted Purchase Orders are construed as Firm Orders.
5.4. Shelf-Life. Unless otherwise agreed in writing by the Parties, shelf-life of the Product at the shipping date shall be no more than [***] from the manufacture date of the Product in the Territory, excluding initial launch batches.
5.5. Packaging of Product. Supplier shall package the Product in a manner that will protect the Product against damage or deterioration under normal conditions and shall advise Lannett as to any special conditions which may be required during transit and storage thereof.
5.6.Title; Delivery. Title to, all rights in and all risk of loss to the Product shall remain with Supplier until the Product has been delivered to the carrier in accordance with the agreed delivery terms. Supplier shall preserve and package all Product in a manner that will afford adequate protection against corrosion, deterioration and physical damage during shipment, and must conform to common carrier rules and regulations and Lannett’s directions for shipment. Furthermore, all costs, risks of loss, and damages due to (i) holds or enforcement actions by the U.S. Department of Agriculture or the FDA, and (ii) taxes and duties imposed upon the delivery of the Product, shall be the responsibility of Supplier until receipt of the Product by Lannett. Supplier agrees that Lannett may (but is not required to) accept delivery of fewer than all of the items ordered hereunder. In the event Lannett accepts

Lannett Company, Inc. Distribution Agreement

one or more partial deliveries, Supplier agrees to present for payment a separate invoice for each delivery.
5.7.Serialization. All Product delivered by Supplier to Lannett shall meet serialization requirements, as outlined in the Drug Supply Chain Security Act (Title II of the Drug Quality and Security Act) signed into law on November 27, 2013. Requirements include, but are not limited to, the addition of Product identifiers imprinted on each sellable unit, on each homogeneous case and on each pallet intended to be introduced in the United States market. Unique product identifiers will include a national drug code, serial identifier (provided by Lannett), lot number, and expiration date.  Serial numbers must be aggregated from item to case and case to pallet.
5.8.Safety Stock. Lannett shall use good faith efforts to maintain not less than three (3) months of inventory of the Product based upon the forecast provided under Section 5.1 (the “Minimum Safety Stock Level”). If Supplier is unable to meet its obligations to supply a Product, Lannett shall draw upon its Minimum Safety Stock Level in an amount equal to Supplier’s inability to supply a Product and, upon Lannett’s drawing upon its Minimum Safety Stock Level, Lannett’s obligation to maintain the Minimum Safety Stock Level shall be reduced by the amount of Product drawn down until Supplier has replenished the Minimum Safety Stock Level to the agreed amount set forth above. At such time as Supplier is able to resume supply of a Product pursuant to new Purchase Orders, the Parties shall enter into good faith discussions to determine the timetable on which Supplier will replenish the Minimum Safety Stock Level. Lannett shall place Purchase Orders pursuant to such schedule until Supplier has replenished such Minimum Safety Stock Level.
5.9.Shipment. All orders will be shipped by Supplier to Lannett at the location indicated on Lannett’s Purchase Order and in accordance with the shipping instructions set forth on Exhibit B. Unless Lannett and Supplier agree otherwise in writing, all Product will be shipped CIP Point of US Entry (Incoterms 2010) destination, freight prepaid. Title to and risk of loss of Product sold to Lannett will pass to Lannett upon delivery of Product to the carrier, free and clear of all third party liens, security interests, claims and/or encumbrances of any kind or nature.
6.DELAY IN DELIVERY; FAILURE TO SUPPLY.
6.1.Delay in Delivery. Supplier shall deliver the Product in accordance with Section 5.9 on the date stated in the confirmation of the Purchase Order. Supplier will notify Lannett immediately if Supplier cannot deliver the Product on or before the stated delivery date or if Supplier anticipates any failure to meet Lannett’s binding forecasted supply of the Product (“Failure to Supply”), and Supplier shall provide Lannett, as soon as reasonably possible, with a new date of delivery.
6.2.Failure to Supply. If a Failure to Supply event occurs based on binding forecast set forth in Section 5.1, then Supplier shall be liable, upon reasonable proof by Lannett (redacted to preserve confidentiality), for any and all costs, fees, penalties, charges or amounts, if any, otherwise incurred by Lannett, resulting directly or indirectly from such Failure to Supply. Lannett may, in its sole discretion, invoice Supplier for the amount of such

Lannett Company, Inc. Distribution Agreement

Failure to Supply or offset such amount against the amounts otherwise payable to Supplier pursuant to this Agreement.
7.REGULATORY MATTERS.
7.1.Regulatory Responsibilities. Supplier will, at its own cost and expense, continue to own and maintain the applicable Regulatory Approvals necessary to market the Product in the Territory. Supplier shall be responsible for all regulatory and safety reporting requirements associated with ownership of the Regulatory Approvals, including, without limitation, Periodic Adverse Drug Experience Reports and Annual Reports mandated by the Applicable Laws in the Territory. Additionally, Supplier shall be responsible for complying with Applicable Laws to appropriately categorize and report changes to the FDA, including without limitation, amendments, supplements, and Annual Reports. All communications by Supplier with the FDA relating to the Product as marketed in the Territory shall be promptly provided in writing to Lannett, and Supplier shall promptly provide Lannett copies of all documents sent to or received from the FDA regarding the Product.

At Supplier’s request, Lannett will advise Supplier on all regulatory matters at no direct charge. Also at Supplier’s request, Lannett will act as Supplier’s agent for the purpose of coordinating with the FDA and the electronic publishing of submissions and FDA correspondence as needed. Lannett shall be entitled to attend all meetings and participate in conference calls with the FDA under Respirent’s supervision.

7.2.Labeling. Supplier shall be responsible for the creation, content, and printing of the labeling for the Product under Lannett’s guidance for Lannett’s labeling specifications. Supplier shall send Lannett all labeling materials for the Product (e.g., package insert, container label, carton label, medication guide, patient labeling, etc.) in final format for Lannett’s review and final written approval. Supplier is responsible for ensuring the most current labeling content, consistent with the reference listed drug (“RLD”) labeling content and all requested FDA updates, is used on Product supplied to Lannett. Supplier is responsible for notifying Lannett within three (3) business days of any FDA communication requesting changes to labeling materials, including Safety Change Notifications and changes requested per section 505(o)(4) of the FD&C Act. Supplier will provide Lannett with a copy of all FDA communications related to labeling. All changes to labeling materials for the Product require Lannett’s review and final written approval. Labeling materials that have not been subject to Lannett’s review and written approval are prohibited to be used on Product supplied to Lannett. Supplier is responsible for submitting the content of labeling in Structured Product Labeling (“SPL”) format to the FDA for Lannett’s NDC numbers within fourteen (14) days of ANDA approval to ensure proper drug listing. Supplier is also responsible for submitting updated SPL files within fourteen (14) days when labeling changes are made and approved and as required by Applicable Laws.
7.3.Monitoring Adverse Events. Supplier shall be responsible for all safety reporting requirements associated with ownership of the Regulatory Approvals mandated by the Laws in the Territory. All activities associated with pharmacovigilance and safety monitoring will be handled by Lannett outside of any regulatory filings which will be handled by Supplier. All costs associated with those activities will be deducted from Supplier’s Net

Lannett Company, Inc. Distribution Agreement

Profits. The Parties shall enter into a separate Safety Data Exchange Agreement (“SDEA”) substantially in the form set forth in Exhibit C to this Agreement. The SDEA shall be executed as early as possible but no later than the date of first commercial marketing of the Products covered by the present Agreement. To the extent there are any inconsistencies or conflicts between this Agreement and the SDEA, the terms and conditions of this Agreement shall control unless specifically otherwise agreed to in writing by the Parties. Notwithstanding the foregoing, in matters regarding safety reporting, the terms of the SDEA shall supersede those in this Agreement. Supplier, as the owner of the ANDA for the Product, shall be solely responsible for FDA reporting in relation to the Product.
7.4.Quality Agreement and Quality Complaints. The Parties shall negotiate in good faith and use commercially reasonable efforts to enter into a Quality Agreement, substantially in the form set forth in Exhibit D to this Agreement, within ninety (90) days after the Effective Date, which Quality Agreement will set out the policies, procedures and standards by which the Parties will coordinate and implement the operation and quality assurance activities and regulatory compliance objectives contemplated under this Agreement with respect to the Product. To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless specifically otherwise agreed to in writing by the Parties. Notwithstanding the foregoing, in matters regarding quality, the terms of the Quality Agreement shall supersede those in this Agreement.
7.5.Cooperation. Without limiting the foregoing, each of Supplier and Lannett shall provide to each other in a timely manner with all information which the other Party reasonably requests regarding the Product in order to enable the other Party to comply with all Applicable Laws applicable to the Product in the Territory. Each of Supplier and Lannett shall provide to the other or, if applicable, directly to the FDA, any assistance and all documents reasonably necessary to enable the other to carry out its obligations under this Section 7. In general, requests for cooperation should be responded to by the other Party within three (3) Business Days and both should make responsible efforts to ensure that cooperation is maintained to ensure completion of the given project.
8.PRODUCT QUALITY AND PRODUCT RECALLS.
8.1.Product Testing. Supplier shall be responsible for Product test procedures for quality assurance before any Product is delivered to Lannett. Supplier shall provide a certificate of analysis and other documents (collectively, the “COA”) as set forth in the Quality Agreement, in such forms as the Parties shall agree upon, for any Product batch delivered to Lannett hereunder, certifying that such Product has been manufactured and packaged in compliance with its specifications, GMPs and all other applicable Regulatory Requirements.
8.2.Damage. Lannett shall inspect all shipments of Product promptly after receipt. If Lannett receives Product with visible damage, Lannett will reject the non-conforming Product within thirty (30) days, note the damage on the delivery slip and promptly report the damage to Supplier’s customer service department, requesting that Supplier accept prompt return of the damaged Product (“Rejection Notice”). Supplier will promptly provide Lannett with

Lannett Company, Inc. Distribution Agreement

disposition instructions in writing (including by email). Unless otherwise instructed by Supplier, Lannett will hold damaged Product for inspection for fifteen (15) days after receipt. Supplier will bear all freight and incidental costs incurred by Lannett in connection with damaged Product. If Lannett does not issue the Rejection Notice to Supplier within thirty (30) days, then all Product will be deemed accepted by Lannett.
(a)If Supplier agrees with or is deemed to agree with the basis for Lannett’s Rejection Notice, then Supplier shall promptly replace, at no cost to Lannett, such rejected Product.
(b)If Supplier disagrees with the basis for Lannett’s rejection specified in the Rejection Notice, Supplier shall promptly replace such rejected Product. No payment shall be due with respect to the replacement Product until it is determined which Party shall bear the burden of such cost hereunder. The Parties shall submit samples of the rejected Product for testing and/or resolution to a mutually acceptable third party laboratory approved by the FDA or a quality consultant (if not a laboratory analysis issue) within convenient proximity to Supplier. The third party laboratory or quality consultant shall determine whether such Product conforms to the confirmed Purchase Order or in which way the Products are defective. The Parties agree that the determination of the third party laboratory or quality consultant shall be final and determinative. If the third party laboratory or quality consultant determines that the rejection by Lannett was unjustified, then Lannett shall promptly pay Supplier for any replacement Product. If the third party laboratory or quality consultant determines that the relevant shipment of Product does not conform to the Purchase Order or other regulatory requirements, then Supplier shall not invoice Lannett for the replacement Product. The Party against whom the third party laboratory or quality consultant rules shall also bear all cost and fees charged by the third party laboratory or quality consultant in connection with resolution of the disagreement, including all out-of-pocket costs.
8.3.Incorrect shipment. In the event of an incomplete shipment, a shortage in shipment, the misdirection of any delivery, or any overshipment, Supplier, upon written notification from Lannett, will immediately contact Lannett’s purchasing department and will comply with any reasonable directions provided with respect to the delivered and undelivered portions of the affected order(s). Supplier will be responsible for any related freight or incidental charges caused by the incorrect shipment. Lannett will not have any obligation to accept overshipments.
8.4.Latent Defects and Recall. The Parties acknowledge that it is possible for Product to have manufacturing defects that are not discoverable through industry standard physical inspection or testing (“Latent Defects”). Latent Defects may include, by way of illustration and not definition or limitation, loss of potency/stability, discoloration, contamination with foreign matter or substances or other manufacturing defects. Supplier will remain responsible for all Latent Defects except to the extent due to Lannett’s negligence or willful misconduct. Lannett will maintain such traceability records as are necessary to permit a recall, market withdrawal or field correction of a Product, including inventory withdrawal in connection with any of the foregoing (each a “Recall”). If either Party discovers or becomes aware of a Latent Defect, or any safety or regulatory concerns, or any order, request or directive of a court or the FDA requesting or requiring a Recall, it will notify the other Party in writing in

Lannett Company, Inc. Distribution Agreement

accordance with Section 8.5 below. Supplier will be responsible for any related freight or incidental charges related to Latent Defects.
8.5.Notification of Recall. If any regulatory authority or other governmental agency issues or requests a Recall or takes similar action in connection with a Product in the Territory, or if Lannett reasonably determines after consultation with Supplier that an event has occurred which may result in the need for a Recall, or if Supplier reasonably believes that a recall is warranted, the Party notified of or wishing to implement such Recall shall, within forty-eight (48) hours (regardless of weekday, weekend or holiday), advise the other Party thereof by telephone, facsimile or e-mail, after which the Parties shall promptly discuss and work together to effect an appropriate course of action. Supplier shall be responsible for notifying the Regulatory Authorities in the Territory of any voluntary Recall and implementing any Recalls. Supplier shall be responsible for coordinating all the necessary activities in connection with such Recall; provided, however, if a Recall is implemented as a result of Lannett’s negligence, gross negligence, or willful misconduct, Supplier shall either request Lannett to coordinate such Recall or Supplier shall coordinate the Recall and seek reimbursement from Lannett for costs directly related to such Recall. The Parties shall fully cooperate with one another to fully implement any Recall. Supplier agrees to forward to Lannett a copy of any field communication associated with the Products that it plans to issue before such communication is issued or sent to any governmental agency. Supplier will maintain complete and accurate records of any activities conducted with respect to any Recall for such period as may be required by Applicable Laws. Following any Recall, Supplier will review all of its procedures as impacted by the identified root cause in the associated investigation, and will revise such procedures, as necessary, to correct the cause of such Recall subject to the change control requirements set forth in the Quality Agreement. Supplier will provide Lannett with such information regarding such review and revisions as Lannett may request and Supplier shall provide Lannett the right to approve, reject or request modifications to the proposed changes. For clarity, Supplier shall have the final decision making authority with respect to determining the necessity and nature of the action to be taken.
8.6.Recall Expenses. Supplier shall pay all out-of-pocket expenses in connection with a Recall, except that Lannett shall bear such direct out-of-pocket expenses to the extent that such Recall is implemented as a result of Lannett’s negligence or willful misconduct under this Agreement. For such purposes, recalled Product units shall include both units held by Lannett in inventory and units shipped by Lannett to its customers, as applicable. Lannett shall utilize a batch tracking and recall system which will enable Lannett to identify, on a reasonable prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers. If a Recall is partially caused by the actions or omissions of both Parties, then each Party shall be responsible for its proportionate share of the Recall expenses based on its proportionate share of causation. Recall expenses include the expenses of notification, shipping, return, replacement (if possible), customer fees and penalties, and destruction of recalled Products (including Products which cannot be shipped due to the condition causing the Recall). The Parties shall discuss in good faith and agree on the scope and costs of Recall, if practicable, prior to enforcement of the Recall.

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8.7.Notice of Failure to Meet Specifications.  If Supplier discovers that there is a potential that any batch or lot of the Products already delivered to Lannett may fail to conform to the Specifications, then Supplier shall notify Lannett within one (1) business day, of such determination of failure to meet the Specifications and of the nature thereof in detail, including, but not limited to, supplying Lannett with all investigatory reports, data and communications, out-of-specification reports and data and the results of all outside laboratory testing and conclusions, if any.  Supplier shall investigate all such failures promptly, and at its sole expense, cooperate with Lannett in determining the cause for the failure and a corrective action to prevent future failures.

9.SALES, MARKETING AND DISTRIBUTION ALLOWANCE; WEBSITE
9.1.Sales, Marketing and Distribution Allowance. During each year of the Term of this Agreement, Supplier will provide Lannett with a Sales, Marketing and Distribution Allowance (“Sales, Marketing and Distribution Allowance”) in the amount of [***], to compensate Lannett for its direct costs associated with selling, marketing, and distributing the Product. Such Sales, Marketing and Distribution Allowance will be deducted by Lannett from Gross Profits on a quarterly basis.
9.2.Website. Supplier will list Lannett on a publicly-accessible portion of its website as an authorized distributor of Supplier’s Product.
10.RETURNS. If this Agreement expires without being renewed or is subject to early termination, Lannett may sell through the Product in its inventory or, if Supplier and Lannett agree, return its Product to Supplier for full credit and without any restocking fee or other administrative charge of any kind.
11.CONTINUING GUARANTY; WARRANTIES; COVENANTS.
11.1.Continuing Guarantee. Supplier hereby guarantees to Lannett that: (a) each shipment or other delivery of Product under this Agreement now or hereafter made by Supplier, its subsidiaries, divisions or affiliated companies, to or on the order of Lannett will not be, at the time of such shipment or delivery, adulterated, misbranded, or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. 301 et seq., as amended, and in effect at the time of such shipment or delivery (the “FD&C Act”), or within the meaning of any applicable state or local law in which the definition of adulteration or misbranding are substantially the same as those contained in the FD&C Act; (b) such Product is not, at the time of such shipment or delivery, merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of Sections 301, 404, or 505 of the FD&C Act (21 U.S.C.A. 331, 334, and 355, respectively); and (c) such Product constitutes merchandise that may be legally transported and sold under the provisions of applicable federal, state and local laws in the Territory.
11.2.Additional Warranties. Supplier represents and warrants to Lannett that:
(a)It has full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms;

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(b)All Product and all components and ingredients thereof will be manufactured and delivered in strict compliance with: (i) the specifications therefor; (ii) the terms of this Agreement and the Quality Agreement; (iii) all Applicable Laws, including, but not limited to, the provisions of the FD&C Act, and current Good Manufacturing Practices (“cGMPs”); and (iv) all of Supplier’s quality control procedures and associated test methods for such Product;
(c)No Product will include any components or ingredients that would cause such Product to degrade prior to the expiration of such Product’s designated shelf-life;
(d)Supplier will not deviate from manufacturing any Product in accordance with the terms of this Agreement without the prior written consent of a duly authorized representative of Lannett;
(e)All manufacturing, packaging and testing procedures utilized with respect to Product have been or will be validated under the FD&C Act;
(f)Neither the manufacture nor the sale of any Product will infringe or violate any patents, trademarks, copyrights, trade secrets or other Intellectual Property Rights of any third party; and
(g)Neither Supplier, nor any of its Affiliates, nor, to the best of Supplier’s knowledge, any of their respective employees, have been “debarred” or suspended by the FDA, or subject to a similar sanction from any regulatory authority in the Territory or any jurisdiction outside the Territory, nor have debarment proceedings against Supplier, any of its Affiliates, or any of their respective employees been commenced. Supplier shall not, in the performance of its obligations, under this Agreement use the services of any person so “debarred” or suspended.
11.3.Mutual Warranties. Each Party represents and warrants to the other Party that it holds all necessary and required permits and authorizations, including, but not limited to, those required by the FD&C Act, and will undertake throughout the Term of this Agreement to maintain the same in full force and effect. Each Party further covenants that it will use commercially reasonable efforts to obtain all such other permits and authorizations as may be reasonably required from time to time in either case to operate their respective facilities and/or businesses in order to manufacture, provide, distribute and/or sell Product hereunder.
11.4.Generic Drug Enforcement Act of 1992. Each party will comply at all times with the provisions of the United States Generic Drug Enforcement Act of 1992, as amended, and will upon request certify in writing to the other parties that none of its employees nor any person providing services in connection with this Agreement and/or involved in the manufacture, shipment, distribution or sale of any Product has been debarred under the provisions of such Act.
12.CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.
12.1.Confidentiality. This Agreement and all documents and other information provided to Supplier by Lannett pursuant to this Agreement, or any order placed hereunder, including, but not limited to, any information concerning prices and quantities purchased by

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Lannett, will be held by Supplier in strict confidence and not disclosed either directly or indirectly to any third party during the Term of this Agreement and for seven (7) years thereafter. Supplier acknowledges that, should it breach any of its covenants in this Section 12, Lannett will be irreparably harmed thereby and will be entitled to an injunction preventing Supplier from further breaching such covenant without any further or more particularized showing of irreparable injury and without the need to post bond or other security. Such an injunction may be applied for before any court having jurisdiction thereof. In any such proceeding, Lannett will be entitled to recover any damages it suffers as a result of Supplier’s breach, including the recovery of any costs and reasonable attorneys’ fees incurred in enforcing its rights hereunder. The confidentiality of disclosed proprietary and confidential information and the obligation of confidentiality hereunder will survive any expiration or termination of this Agreement until such time as the information in question ceases to be confidential. The Parties specifically agree that all terms of this Agreement, all sales and Product requirements, all costs, and all purchase orders will be deemed to be confidential; provided, however, that this sentence will not apply to any person or entity that desires to acquire or merge with or into either Party, so long as such person or entity enters into a confidentiality agreement or non-disclosure agreement on terms comparable to those set forth herein.
12.2.Exceptions. Disclosed information will not be deemed confidential hereunder if: (a) it is now or later becomes publicly known, other than through the fault of the receiving Party; (b) it is rightfully known to the receiving Party at the time of disclosure; (c) it is rightfully obtained by the receiving Party from a third party without restriction and without breach of this Agreement or any similar agreement; (d) it is independently developed by the receiving Party without use of or access to the disclosing Party’s information; and/or (e) it is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards, provided that, prior to such disclosure, the disclosing Party is given reasonable advance notice of such order or obligation and an opportunity to object to such disclosure.
12.3.Separate Confidentiality Agreement. The Parties have entered into one or more separate confidentiality agreements or non-disclosure agreements, including a Confidential Disclosure Agreement dated October 24, 2018 (each, a “Confidentiality Agreement”). Such Confidentiality Agreement(s) will be and remain in full force and effect as provided therein. In the event of any conflict between the terms of this Agreement and the terms of any such Confidentiality Agreement, the terms of such Confidentiality Agreement will control.
12.4.Public Announcements. During the Term of this Agreement, neither Party hereto will issue or release, directly or indirectly, any press release, marketing material or other communication to or for the media or the public that pertains to this Agreement, any Product, or the transactions contemplated hereby (collectively, a “Press Release”) unless the content of such Press Release has been approved by the other Party hereto, such approval not to be unreasonably withheld or delayed; provided, however, that nothing contained in this Agreement will prevent or preclude either Party from making such disclosures as may be

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required by Applicable Laws, including, but not limited to, any disclosures required by applicable securities laws.
13.INDEMNIFICATION.
13.1.Supplier’s Indemnity. Supplier will indemnify, defend and hold harmless Lannett, its Affiliates, its and their successors and assigns, and its and their officers, directors, employees, agents and contractors (individually and collectively, the “Lannett Indemnitees”) from and against any and all Losses resulting from third-party claims against any Lannett Indemnitee, including, but not limited to, any prosecution or action whatsoever by any governmental body or agency or by any private party, and will, at Supplier’s sole cost and expense, including reasonable attorneys’ fees and court costs, defend each Lannett Indemnitee against claims for Losses that may be asserted against any Lannett Indemnitee by any such third party, relating to or arising out of, directly or indirectly from: (a) Supplier’s breach of any of its representations, warranties, covenants or other obligations set forth in this Agreement; (b) the negligence, gross negligence or willful misconduct of Supplier or any of its officers, directors, employees, agents, contractors or Affiliates; (c) the condition of any Product sold, supplied or delivered to Lannett under this Agreement, including any defect in material, workmanship, design, manufacturing or formulary; (d) any warnings and instructions, or lack thereof, for any Product; (e) the possession, distribution, sale and/or use of, or by reason of the seizure of, any Product; (f) any actual or asserted violation(s) of the FD&C Act or any other federal, state or local law, rule or regulation by virtue of which any Product sold, supplied or delivered to Lannett under this Agreement is alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in full compliance with, or in contravention of, any federal, state or local law, rule or regulation; (g) any actual or alleged infringement of the Product, the use of the Product, the manufacture, processing and/or sale of the Product infringes upon any proprietary or Intellectual Property Rights of any third party, including the infringement of any trademarks, service marks, trade names, trade secrets, patents, or copyrights; and/or (h) any actual or asserted violations of product liability with respect to the Product.
13.2.Lannett’s Indemnity. Lannett will indemnify, defend and hold harmless Supplier, its Affiliates, its and their successors and assigns, and its and their officers, directors, employees, agents and contractors (individually and collectively, the “Supplier Indemnitees”) from and against any and all Losses resulting from third-party claims against any Supplier Indemnitee, including, but not limited to, any prosecution or action whatsoever by any governmental body or agency or by any private party, and will, at Lannett’s cost and expense, including reasonable attorneys’ fees and court costs, defend each Supplier Indemnitee against claims for Losses that may be asserted against any Supplier Indemnitee by any such third party, relating to or arising directly from: (a) the breach of any representation, warranty, covenant or obligation by Lannett hereunder; (b) sale or use of a pharmaceutical product which is not supplied by or on behalf of Supplier or any of its Affiliates or agents pursuant to this Agreement and which is sold or combined by Lannett with Product; (c) improper handling, storage or transport of Product by Lannett; and/or (d) the unauthorized alteration, modification, or adulteration of Product by Lannett. Notwithstanding the above, in no event will Lannett be liable under subsections (a) through (d) above to the extent that any

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such Loss results from the willful, grossly negligent or negligent act or omission of Supplier or any Supplier Indemnitee.
13.3.Procedure. Each Party will promptly notify the other Party of any actual or threatened judicial or other proceedings which could involve a claim under this Section 13 and shall include sufficient information to enable the other Party to assess the facts. The Parties will cooperate with each other to the extent reasonably necessary in the defense of all actual or potential liability claims and in any other litigation relating to any Product supplied under this Agreement.
13.4.Indemnification Not Sole Remedy . Each Party hereby acknowledges that the indemnification provided under this Section 13 shall in no manner limit, restrict or prohibit (unless liability is otherwise expressly limited by the terms of this Agreement) either Party from seeking any recovery or remedy provided at law or in equity from the other Party in connection with any breach or default by such other Party of any representation, warranty or covenant hereunder, including injunctive relief.
14.INSURANCE. Supplier will maintain and keep in full force and effect during the Term of this Agreement and for five (5) years after full performance by Supplier under this Agreement and any orders for Product by Lannett hereunder, primary and noncontributing Product Liability Insurance in amounts not less than $10,000,000.00 per occurrence and $10,000,000 in the aggregate, Combined Single Limit (Bodily Injury and Property Damage), including naming Lannett as an additional insured thereon, including an ISO Broad Form Vendors Endorsement or its equivalent, a waiver of subrogation rights against Lannett, include coverage for cross suits liability, and a provision for at least thirty (30) days’ prior written notice in the event of any cancellation or material reduction of coverage by Supplier’s insurer. Upon request by Lannett, Supplier will promptly submit to Lannett satisfactory evidence of such insurance. All insurance coverage must be with a carrier reasonably acceptable to Lannett. The provisions set forth in this Section 14 are in addition to, and not in lieu of, any terms set forth in any other agreement between Supplier and Lannett. In the event of any conflict between the provisions relating to insurance in any such agreement and this Section 14, this Agreement will prevail and be controlling; except if and to the extent that such other agreement provides greater insurance protection for Lannett. Failure to comply with all insurance requirements set forth herein will be deemed a material breach under this Agreement.
15.CREDIT MATTERS.
15.1.Discrepancies. Supplier will bring to Lannett’s attention in writing all discrepancies affecting monies owed by either Supplier or Lannett to the other, including, but not limited to, discrepancies with respect to accounting, invoicing, debit memos, and credit memos, within six (6) months of the date of the invoice.
15.2.Disputes; Audit Rights. Neither the acceptance of any fee nor the deposit of any check will preclude Lannett from questioning the correctness of any payment at any time. If Lannett disputes any charges or fees on any invoice, then Lannett and Supplier will diligently proceed to work together in good faith to resolve the disputed amount. Each Party will keep accurate and complete books and records of all transactions related to this

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Agreement for twelve (12) months following each year during the Term of this Agreement. On reasonable notice and during business hours, each Party and its representatives will have the right to audit the books and records of the other Party and its Affiliates for compliance with applicable Regulatory Requirements and to determine the accuracy of the amounts paid to Supplier under this Agreement with respect to the period of time covered by the audit.
15.3.Inspection of Facilities. Lannett shall have the right to inspect, at all reasonable times, during normal business hours, upon ten (10) days’ advance notice or on less notice if reasonably required in order to timely respond to or comply with inquiries from or requirements imposed by any applicable regulatory authority, the operations and facilities wherein any Product is manufactured, packaged, tested, labeled and/or stored for shipping. All Products manufactured by Supplier shall be subject to approval by Lannett’s quality assurance group or such other technical representatives as Lannett may select, with respect to whether or not the Product complies with all warranties contained in this Agreement. Supplier warrants that the plant(s) for manufacture of the Product is and shall be in compliance with all applicable cGMPs and that such plant(s) is and shall continue to be available for FDA inspection if and when the FDA so requests.
16.TERM AND TERMINATION.
16.1.Term. This Agreement will commence as of the Effective Date and will continue in effect until the tenth (10th) anniversary of the date of the first Commercial Launch of the Product in the Territory, unless earlier terminated as provided herein or renewed in accordance with the provisions of this Section 16.1. If neither Party is in default, in any material respect, of any of its obligations under this Agreement, then the Term of this Agreement may be extended, upon mutual written agreement of the Parties, for renewal terms of two (2) years (or such other period of time as the Parties may mutually agree) at the expiration of the initial term or any renewal term unless and until this Agreement is terminated by either Party in accordance with the terms hereof. Any reference to the Term of this Agreement will include any renewal or extension of the Term hereof.
16.2.Grounds for Termination.
(a)Either Party will have the right to terminate this Agreement upon the occurrence of any of the following events: (i) the failure of the other Party to comply with any of the terms of this Agreement or otherwise discharge its duties hereunder in any material respect, or the breach by the other Party of any of its representations or warranties herein in any material respect, if such failure or breach is not cured within thirty (30) days of such breaching Party’s receipt of written notice specifying the nature of such failure or breach with particularity; or (ii) the admission by the other Party in writing of its inability to pay its debts generally as they become due, the making by the other Party of an assignment for the benefit of its creditors, or the filing by or against such other Party of any petition under any federal, state or local bankruptcy, insolvency or similar laws, if such filing has not been stayed or dismissed within sixty (60) days after the date thereof.
(b)Lannett will also have the right to suspend further performance under this Agreement and/or terminate this Agreement in its entirety, without liability except for unpaid

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previously delivered Product, if: (i) Supplier loses any approval(s) from the FDA required to perform its obligations under this Agreement; (ii) Supplier or its principals are involved in felonious or fraudulent activities; or (iii) Supplier is unable to successfully address material deficiencies identified by the FDA as a result of an inspection of Supplier’s facility within sixty (60) days after Supplier’s receipt of a deficiency notice from the FDA; or (iv) more than three (3) late shipments of the Products occur during any 12-month period during the Term. In any such event, Lannett may terminate this Agreement immediately by written notice to Supplier. For purposes of this Section, a late shipment shall mean failure by Supplier to ship to Lannett one hundred percent (100%) of the Products ordered by Lannett for delivery within forty-five (45) days of the date specified for such delivery in the applicable Purchase Order.
(c)[***].
16.3.Effect of Termination on Orders. Upon the expiration or earlier termination of this Agreement, Supplier will fill all outstanding Purchase Orders in accordance with their terms within four (4) months after the date of such expiration or termination.
16.4.Continuing Obligations; Survival. In no event will any expiration or termination of this Agreement excuse either Party from any breach or violation of this Agreement and full legal and equitable remedies will remain available therefor, nor will it excuse either Party from making any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, Sections 3.4, 3.5, 4, 5, 6, 7, 8, 9.2, 10, 11 and 12 hereof will survive any termination or expiration of this Agreement.
17.AGREEMENT TO CONSUMMATE; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use commercially reasonable efforts to do all things necessary, proper or advisable under this Agreement, Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby. If, at any time after the date hereof, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each Party to this Agreement will take, or cause its proper officers to take, such action.
18.FORCE MAJEURE. Any delay in the performance of any of the duties or obligations of either Party hereto (except for the payment of money) caused by an event outside the affected Party’s reasonable control will not be considered a breach of this Agreement and the time required for performance will be extended for a period equal to the period of such delay. Such events will include, but will not be limited to, acts of God, acts of a public enemy, acts of terrorism, war, insurrections, riots, injunctions, embargoes, fires, explosions, floods, or any other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected will give prompt written notice to the other Party of such event, and will take whatever reasonable steps are appropriate in that Party’s reasonable discretion to relieve the effect of such event as rapidly as possible.

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19.ANNUAL GDUFA FEES. GDUFA establishes certain provisions with respect to self-identification of facilities and payment of annual facility and program fees. GDUFA fees for the manufacturing facilities of the Product supplied hereunder and program fees for the application are the responsibility of Supplier. Supplier acknowledges that it is a violation of U.S. federal law to ship Product in interstate commerce or to import Product into the United States if manufactured in a facility that has not met its obligations to self-identity or to pay fees when they are due.  Supplier will indemnify and hold harmless Lannett for any and all costs, fees, fines or penalties paid by Lannett associated with Supplier’s failure to self-identify or to pay GDUFA fees when due.
20.GENERAL PROVISIONS.
20.1.Assignment. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that either Party may assign its rights and obligations under this Agreement: (a) to an affiliate, division or subsidiary of such Party; and/or (b) to any third party that acquires all or substantially all of the stock or assets of such Party, whether by asset sale, stock sale, merger or otherwise, and, in any such event such assignee will assume the transferring Party’s obligations hereunder. However, notwithstanding any such assignment, the transferring Party will remain liable under this Agreement (in addition to the transferee) unless such liability is specifically waived in writing by the other Party hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.
20.2.Notice. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and sent by: (a) personal delivery against a signed receipt therefor, (b) certified mail, return receipt requested, first class postage prepaid, (c) nationally recognized overnight delivery service (signature required), (d) confirmed facsimile transmission, or (e) confirmed electronic mail (with any notices sent by facsimile transmission or electronic mail to also be sent by one of the other methods set forth in this Section), addressed as follows:

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If to Supplier, then to:

Respirent Pharmaceuticals Co.,Ltd. _

5 - 190, Yunhan Drive,

High-Tech Industrial Park, Shuitu,

Beibei District, 400714, Chongqing, China.

Attn: Legal

Facsimile: (___) ___-____

Email:Qichao.Wang@respirent.cn

with a copy, sent as provided herein, to:	Respirent Pharmaceuticals Co.,Ltd. 5 - 190, Yunhan Drive, High-Tech Industrial Park, Shuitu, Beibei District, 400714, Chongqing, China. Attn: CEO Facsimile: (___) ___-____ Email:robert.cao@respirent.cn
If to Lannett, then to:	Lannett Company, Inc. 9000 State Road Philadelphia, PA 19136 Attn: Legal Department Facsimile: 215-464-1861 E-Mail: Samuel.Israel@lannett.com

Either Party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice. Notice will be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the third business day after being sent by certified mail; if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service; and if sent by confirmed facsimile transmission or confirmed electronic mail, upon receipt (so long as any notices sent by facsimile transmission or electronic mail are also sent by one of the other methods set forth in this Section).

20.3.Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither Party will be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Parties to be bound thereby, except that this Agreement will not supersede any separate confidentiality or non-disclosure agreement that may have been, or that may be, entered into by the Parties.

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20.4.Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the Parties hereto.
20.5.Waiver. The failure of either Party to exercise any right or to demand the performance by the other Party of duties required hereunder will not constitute a waiver of any rights or obligations of the Parties under this Agreement. A waiver by either Party of a breach of any of the terms of this Agreement by any other Party will not be deemed a waiver of any subsequent breach of the terms of this Agreement.
20.6.Dispute Resolution. In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a “Dispute”) and either Party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the designated senior management representatives. For all Disputes referred to the designated senior management representatives, such designated senior management representatives shall use their good faith efforts to meet in person and to resolve the Dispute within ten (10) Business Days after such referral. The Parties hereby agree that in the event the designated senior management representatives are unable to resolve a Dispute within thirty (30) days of referral to such designated senior management representatives, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 20.7. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Applicable Laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.
20.7.Submission to Arbitration for Resolution. Subject to Section 20.6, any Dispute arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof shall be referred to and finally resolved by arbitration adminstrered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in the English language.
20.8.Governing Law; Venue. This Agreement is to be governed by and construed in accordance with the laws of Hong Kong, notwithstanding any conflict of law principles to the contrary.
20.9.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Laws or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had not been contained herein.

Lannett Company, Inc. Distribution Agreement

20.10.Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the singular will include the plural and vice versa, and the terms “include” and “including” will be deemed to be immediately followed by the phrase “but not limited to.” The terms “herein” and “hereunder” and similar terms will be interpreted to refer to this entire Agreement, including any schedules attached hereto. Unless otherwise specified herein, the term “affiliate” will include affiliates that currently exist and those that may be created, formed or acquired in the future.
20.11.Relationship of the Parties. Neither Party will hold itself out to third parties as possessing any power or authority to enter into any contract or commitment on behalf of any other Party. This Agreement is not intended to, and will not, create any agency, partnership or joint venture relationship between or among the Parties. Each Party is an independent contractor with respect to the other. Neither Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other Party hereto, or to bind the other Party hereto in any manner or with respect to anything, whatsoever.
20.12.Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and will not affect the interpretation of its provisions.
20.13.Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
20.14.Subcontractors. Any work that is to be done by either Party under this Agreement may be subcontracted to a third party, with the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, in accordance with the approved ANDA, cGMPs and any applicable FDA guidelines which relate to the work to be performed under the direction and supervision of such Party, as the case may be; provided, however, that, as between the Parties hereto, the subcontracting Party will be and remain responsible for all acts and omissions of any such subcontractor.
20.15.Schedules and Exhibits. All Schedules and Exhibits referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.
20.16.Currency. All sums set forth in this Agreement and any appendices, exhibits or schedules hereto are, and are intended to be, expressed in United States dollars.

Lannett Company, Inc. Distribution Agreement

[SIGNATURE PAGE FOLLOWS]

Lannett Company, Inc. Distribution Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RESPIRENT PHARMACEUTICALS CO. LTD.

By:   /s/ Cao Yuan

Name:Cao Yuan

Title:CEO

lannett company, Inc.

By:   /s/ Timothy C. Crew

Name: Timothy C. Crew
Title: CEO

Lannett Company, Inc. Distribution Agreement

LIST OF EXHIBITS

Exhibit A+Product and Price List

Exhibit B+Shipping Instructions

Exhibit C+Safety Data Exchange Agreement

_________________________________________

*	This Exhibit have been redacted to preserve confidentiality. The registrant hereby undertakes to provide further information regarding such redacted information to the Commission upon request.
+	This Exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

Lannett Company, Inc. Distribution Agreement

EXHIBIT A

Product and Price List

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Lannett Company, Inc. Distribution Agreement